Exhibit 5.1

November 22, 2024

Destination XL Group, Inc.

555 Turnpike Street

Canton, Massachusetts 02021

Re: Additional Shares to be Issued Under the Second Amended and Restated 2016 Incentive Compensation Plan

Ladies and Gentlemen:

We have assisted in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to an aggregate of 6,150,000 shares (the “Shares”) of common stock, $0.01 par value per share, of Destination Group XL, Inc., a Delaware corporation (the “Company”), that may be issued under the Company’s Second Amended and Restated 2016 Incentive Compensation Plan (the “Plan”).

We have examined the Certificate of Incorporation and Bylaws of the Company, each as amended to date, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Plan, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or other copies, the authenticity of the originals of any such documents, and the legal competence of all signatories to such documents.

We assume that appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the Plan, to register and qualify the Shares for sale under all applicable state securities or “Blue Sky” laws. We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America. Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Plan, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Greenberg Traurig, LLP

Greenberg Traurig, LLP

Greenberg Traurig, LLP | Attorneys at Law One International Place | Suite 2000 | Boston, Massachusetts 02110 | T +1 617.310.6000 | F +1 617.310.6001

Albany. Amsterdam. Atlanta. Austin. Berlin¬. Boston. Charlotte. Chicago. Dallas. Delaware. Denver. Fort Lauderdale. Houston. Kingdom of Saudi Arabia«. Las Vegas. London*. Long Island. Los Angeles. Mexico City+. Miami. Milan». Minneapolis. New Jersey. New York. Northern Virginia. Orange County. Orlando. Philadelphia. Phoenix. Portland. Sacramento. Salt Lake City. San Diego. San Francisco. São Paulo›. Seoul∞. Shanghai. Silicon Valley. Singapore⁼. Tallahassee. Tampa. Tel Aviv^. Tokyo¤. United Arab Emirates‹. Warsaw~. Washington, D.C. West Palm Beach. Westchester County.

Operates as: ¬Greenberg Traurig Germany, LLP; «Greenberg Traurig Khalid Al-Thebity Law Firm; *A separate UK registered legal entity; +Greenberg Traurig, S.C.; »Greenberg Traurig Santa Maria; ›Greenberg Traurig Brazil Consultores em Direito Estrangeiro – Direito Estadunidense; ∞Greenberg Traurig LLP Foreign Legal Consultant Office; ⁼Greenberg Traurig Singapore LLP; ^A branch of Greenberg Traurig, P.A., Florida, USA; ¤GT Tokyo Horitsu Jimusho and Greenberg Traurig Gaikokuhojimubegoshi Jimusho; ‹Greenberg Traurig Limited; ~Greenberg Traurig Nowakowska-Zimoch Wysokiński sp.k..